Exhibit 99.1

Tessco Reports Fourth-Quarter 2020 Financial Results

COVID-19 Significantly Impacts Retail and to a Lesser Extent VAR and Integrator

Carrier Revenue at Record Levels

Balance Sheet and Liquidity Remain Strong

Suspends Dividend

HUNT VALLEY, MD, May 12, 2020—TESSCO TECHNOLOGIES INCORPORATED (NASDAQ: TESS) today reported financial results for its fourth quarter and fiscal year 2020, ended March 29, 2020.

Third-Quarter Highlights:

	Fourth Quarter FY 2020	Fourth Quarter FY 2019	Third Quarter FY 2020	Fiscal Year 2020	Fiscal Year 2019
Revenue	$128.2M	$145.0M	$139.6M	$540.3M	$606.8M
Income (loss) from operations, including goodwill impairment charge[1]	($19.4M) [1]	$1.0M	($6.0M)	($28.2M)	$8.1M
Goodwill impairment charge	$9.1M	-	$2.6M	$11.7M	-
(Loss) earnings per diluted share	($1.65)	$0.06	($0.59)	($2.53)	$0.65
EBITDA per diluted share[2]	($2.14)	$0.22	($0.61)	($2.83)	$1.37

1  The fourth-quarter fiscal 2020 loss compared with fourth-quarter fiscal 2019 income was largely a result of a combination of lower revenues in the Company’s Retail segment compared with the prior-year fourth quarter, an incremental $6.1 million increase in inventory, returns and accounts receivable reserves to account for COVID-19 related uncertainty (primarily as to when retail stores will return to pre-pandemic purchasing levels), and a goodwill impairment charge of $9.1 million in the fiscal 2020 fourth quarter. The aggregate of incremental reserves and the goodwill impairment accounted for $15.2 million of the $19.4 million operating loss for the fiscal 2020 fourth quarter.

2EBITDA per diluted share and EBITDA (on which EBITDA per diluted share is based) are Non-GAAP financial measures. Please see the discussion of Non-GAAP Information below and the reconciliation of Non-GAAP to GAAP results included as an exhibit to this press release.

Fourth-Quarter Revenue by Market:

	Year over Year Q4 FY 2020 vs. Q4 FY 2019	Sequential Q4 FY 2020 vs. Q3 FY 2020
Commercial:
Public Carrier	6.0%	21.6%
VAR & Integrator	(4.2)%	(5.0)%
Total Commercial	0.0%	5.0%
Retail	(42.9)%	(42.3)%
Total	(11.6)%	(8.2)%

“The health and safety of our employees, their families, our customers and suppliers are our primary focus during this unprecedented time,” said President and Chief Executive Officer Sandip Mukerjee. “While the majority of our workforce is able to work remotely, we are taking every possible action to maintain safe working conditions for our employees in our distribution centers, as we continue to operate as an essential component of the wireless telecom supply chain. We are grateful for the dedication and hard work of the entire Tessco team to keep our business running safely as we navigate the impact of the evolving COVID-19 pandemic.

“The performance of our Retail segment during this past year has been disappointing, and was further affected in the fourth quarter by the significant impact of COVID-19 on the global retail market,” said Mukerjee.  “COVID-19 has caused retail store closures and/or reduced foot traffic in most of our retail customer locations.  As a consequence, we experienced significantly lower revenues and margins in our Retail segment. This has resulted in an increase in inventory, returns and accounts receivable reserves to account for the uncertainty as to when the retail stores will return to pre-pandemic purchasing levels. To manage the retail business in this environment, we are taking aggressive actions, including reducing our fulfillment and delivery expenses, further tightening our inventory management discipline, implementing strategies to reduce excess and obsolete inventory levels, and reducing payroll expense in our Retail segment. We expect these actions will further strengthen the balance sheet and reduce the cash burn rate in our retail operations during this time.  With continued uncertainty expected in our retail business, our capital and investment decisions are strongly focused on our more profitable Commercial segment.

“The Commercial segment continues to perform well, with our Public Carrier market achieving record revenues in the fourth quarter,” added Mukerjee.  “Our fourth-quarter Commercial segment revenues were flat year-over-year, with growth in our Public Carrier market offset by a decline in the COVID-impacted VAR and Integrator market. We continue to win market share in the Public Carrier market and expect to see growth in this business in fiscal year 2021, absent significant interruptions caused by the COVID-19 situation. We did not see any major impact from COVID-19 on the Public Carrier market in the fourth quarter.   In addition, at this time, while we do see some build delays, we do not expect a significant impact in fiscal 2021 given the plans and needs of the carriers. However, we will be closely watching the Tier 1 Carriers to monitor how the COVID-19 situation impacts build plans.

“Our fourth-quarter VAR and Integrator market revenue was down slightly year over year with COVID-19 having an effect on our results,” said Mukerjee. “We expect that COVID-19 will continue to affect this business for the foreseeable future, and this makes forecasting for this market difficult.  The impact of COVID-19 has been primarily on the oil and gas industry and on projects requiring access to buildings and venues.  At the same time, we are seeing encouraging results from our strategic actions to improve the performance of this business over the long term. We are re-engaging with the end-user community on a sector-by-sector basis and re-establishing our relevancy through our product and solutions offering. We began by focusing on the utilities sector and have now seen two consecutive quarters of year-over-year growth in that area.

“We continue to maintain a healthy balance sheet,” added Mukerjee. “We ended the year with a $26 million outstanding balance on our line of credit, down from $29 million at the end of the third quarter. While we expect some timing-related ebbs and flows on our balance sheet in this new fiscal year, we will bring down the levels of inventory and accounts receivable associated with our Retail segment.  Additionally, while we were not at this time eligible for federal loans, certain provisions of the CARES Act should allow us to realize approximately $5 million in tax refunds in fiscal 2021.

“During the fourth quarter, we recorded a goodwill impairment, removing all remaining goodwill from our balance sheet.

“While we are taking actions designed to cut costs and maintain tight controls on our balance sheet, we continue to advance our strategic initiatives by investing in our Ventev business, our commercial sales and product teams, our software and service initiatives, and technology enhancements,” said Mukerjee. “In line with key initiatives I laid out last quarter, we have announced the appointments of Thad Lowe as the General Manager for our Ventev business and Eddie Franklin as SVP of Sales. Both executives are seasoned professionals with extensive and complementary backgrounds, and we look forward to their positive contributions to sales and product development in the coming quarters.

“Despite the challenges of COVID-19 and our performance in the Retail segment, Tessco is uniquely positioned to capitalize on the exponential growth, technological change and resultant complexity that will continue to drive our industry. As we enter fiscal 2021, we continue to focus on taking actions to improve profitability over the long term. The COVID-19 pandemic currently makes forecasting results for fiscal year 2021 very difficult. At the same time, we are optimistic that we will grow our carrier market business in fiscal 2021, that our business fundamentals will get stronger as the year progresses and that we will be in a much better position to return to profitability as we enter fiscal 2022,” concluded Mukerjee.

Dividend

The Board of Directors has suspended Tessco’s dividend to further strengthen its cash position as the Company continues to monitor and address the effects of the COVID-19 pandemic.

Fourth-Quarter Financial Results

For the fiscal 2020 fourth quarter, revenues totaled $128.2 million, compared with $145.0 million for the fourth quarter of fiscal 2019, as a result of lower sales in the Retail segment.  Commercial revenues were flat compared with the prior-year fourth quarter.

Gross profit was $17.2 million for the fourth quarter of fiscal 2020, compared with $28.3 million for the same quarter of fiscal 2019, as a result of the decline in retail sales and increased inventory and returns reserves due to the continued uncertainty COVID-19 is having on the retail market. Gross margin was 13.4% of revenue for the fourth quarter of fiscal 2020, compared with 19.5% in the fourth quarter of last year.  The vast majority of this decline is also associated with the Retail segment.

Fourth-quarter selling, general and administrative (SG&A) expenses increased 0.8% from the prior-year quarter to $27.5 million, primarily related to accounts receivable reserves related to COVID-19, partially offset by lower operations costs.

Fourth-quarter fiscal 2020 loss before income taxes was $19.6 million compared with earnings before income taxes of $0.8 million in the fourth quarter of fiscal 2019. The fourth-quarter fiscal 2020 loss before income taxes includes $6.1 million in incremental cost of goods sold and selling, general and administrative expense directly related to the uncertainty of the COVID-19 pandemic;  and a goodwill impairment charge of $9.1 million.

Net loss and loss per share were $14.1 million and $1.65, respectively, for the fourth quarter of fiscal 2020. This compares with net income of $0.5 million and diluted earnings per share of $0.06, for the prior-year fourth quarter.

EBITDA and EBITDA per diluted share were a loss of $18.3 million and $2.14, respectively, for the fourth quarter of fiscal 2020. This compares with positive EBITDA and EBITDA per diluted share of $1.9 million and $0.22, respectively, for the fourth quarter of fiscal 2019.

The Company maintains a solid liquidity profile. As of March 29, 2020, the outstanding balance under its $75 million line of credit was approximately $26 million.

Fourth-Quarter and Fiscal 2020 Conference Call

Management will host a conference call to discuss fourth-quarter and fiscal-year 2020 results and business outlook on Wednesday, May 13, 2020 at 8:30 a.m. ET. To participate in the conference call, please call 833-579-0901 (domestic call-in) or 778-560-2565 (international call-in) and reference code #9048663.

A live webcast of the conference call will be available on the Events & Presentations page of the Company’s website. All participants should call or access the website approximately 10 minutes before the conference begins. An archived version of the webcast will be available on the Company's website for one year.

Non-GAAP Information

EBITDA and EBITDA per diluted share are measures used by management to evaluate the Company’s ongoing operations, and to provide a general indicator of the Company's operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges). EBITDA is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. EBITDA per diluted share is defined as EBITDA divided by Tessco’s diluted weighted average shares outstanding.

Management believes EBITDA and EBITDA per diluted share are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company’s presentation of these Non-GAAP measures may not be comparable to other similarly titled measures of other companies. EBITDA, EBITDA per diluted share, Adjusted EBITDA and Adjusted EBITDA per share are not recognized terms under GAAP, and EBITDA and Adjusted EBITDA does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA and EBITDA per diluted share, are intended to be measures of free cash flow for management's discretionary use, as certain cash requirements, such as interest payments, tax payments and debt service requirements, are not reflected.

A reconciliation of Non-GAAP to GAAP results is included as an exhibit to this release.

About TESSCO Technologies Incorporated (NASDAQ: TESS)

TESSCO Technologies, Inc. (NASDAQ: TESS) is a value-added technology distributor, manufacturer, and solutions provider serving commercial and retail customers in the wireless infrastructure and mobile device accessories markets. The Company was founded more than 30 years ago with a commitment to deliver industry-leading products, knowledge, solutions, and customer service. Tessco supplies more than 50,000 products from 350 of the industry’s top manufacturers in mobile communications, Wi-Fi, Internet of Things (“IoT”), wireless backhaul, and more. Tessco is a single source for outstanding customer experience, expert knowledge, and complete end-to-end solutions for the wireless industry. For more information, visit www.tessco.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained herein, including statements regarding our future results of operations and financial position, strategy and plans and future prospects, and our expectations for future operations, are forward-looking statements. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially from those projected. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. These forward-looking statements are only predictions and involve a number of risks, uncertainties and assumptions, many of which are outside of our control. Our actual results may differ materially and adversely from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission (the “SEC”), under the heading "Risk Factors" and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject. For additional information with respect to risks and other factors which could occur, see Tessco’s Annual Report on Form 10-K for the year ended March 31, 2019, including Part I, Item 1A, "Risk Factors" therein, Quarterly Reports on Form

10-Q, Current Reports on Form 8-K and other securities filings with the SEC that are available at the SEC's website at www.sec.gov and other securities regulators.

We are not able to identify or control all circumstances that could occur in the future that may materially and adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers either directly or indirectly as a result of consolidation among large wireless services carriers and others within the wireless communications industry; the strength of our customers', vendors' and affinity partners' business; negative or adverse economic conditions, including those adversely affecting consumer confidence or consumer or business spending or otherwise adversely impacting our vendors or customers, including their access to capital or liquidity, or our customers' demand for, or ability to fund or pay for, the purchase of our products and services; our dependence on a relatively small number of suppliers and vendors, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; changes in customer and product mix that affect gross margin; effect of “conflict minerals” regulations on the supply and cost of certain of our products; failure of our information technology system or distribution system; system security or data protection breaches; technology changes in the wireless communications industry or technological failures, which could lead to significant inventory obsolescence and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; our relative bargaining power and inability to negotiate favorable terms with our vendors and customers; our inability to access capital and obtain financing as and when needed; transitional and other risks associated with acquisitions of companies that we may undertake in an effort to expand our business; claims against us for breach of the intellectual property rights of third parties; product liability claims; our inability to protect certain intellectual property, including systems and technologies on which we rely; our inability to hire or retain for any reason our key professionals, management and staff; health epidemics or pandemics or other outbreaks or events, or national or world events or disasters beyond our control; and the possibility that, for unforeseen or other reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

The above list should not be construed as exhaustive and should be read in conjunction with our other disclosures, including but not limited to the risk factors described in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission (the “SEC”), under the heading "Risk Factors" and otherwise. Other risks may be described from time to time in our filings made under the securities laws. New risks emerge from time to time. It is not possible for our management to predict all risks.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We disclaim any duty to update any of these forward-looking statements after the date of this press release to confirm these statements to actual results or revised expectations.

TESSCO Technologies Incorporated
Aric Spitulnik
Chief Financial Officer

410-229-1419
spitulnik@tessco.com

or

David Calusdian
Sharon Merrill Associates
617-542-5300

TESS@investorrelations.com

TESSCO Technologies Incorporated

Consolidated Statements of Income (Unaudited)

	Fiscal Quarters Ended			Fiscal Years Ended
	March 29, 2020	December 29, 2019	March 31, 2019	March 29, 2020	March 31, 2019

Revenues	$128,179,900	$139,578,200	$144,963,800	$540,298,300	$606,813,800
Cost of goods sold	111,014,000	116,503,900	116,696,600	448,475,300	485,455,100
Gross profit	17,165,900	23,074,300	28,267,200	91,823,000	121,358,700
Selling, general and administrative expenses	27,493,900	26,479,100	27,280,300	107,814,700	113,213,700
Goodwill impairment	9,108,600	2,569,100	-	11,677,700	-
Restructuring	-	-	-	488,000	-
(Loss) income from operations	(19,436,600)	(5,973,900)	986,900	(28,157,400)	8,145,000
Interest, net	204,600	367,900	186,700	1,116,300	853,800
(Loss) income before (benefit) provision for income taxes	(19,641,200)	(6,341,800)	800,200	(29,273,700)	7,291,200
(Benefit) provision for income taxes	(5,564,500)	(1,320,400)	308,200	(7,704,800)	1,745,400
Net (loss) income	$(14,076,700)	$(5,021,400)	$492,000	$(21,568,900)	$5,545,800

Basic (loss) earnings per share	$(1.65)	$(0.59)	$0.06	$(2.53)	$0.66
Diluted (loss) earnings per share	$(1.65)	$(0.59)	$0.06	$(2.53)	$0.65
Basic weighted average shares outstanding	8,554,348	8,541,020	8,459,926	8,526,965	8,436,796
Diluted weighted average shares outstanding	8,554,348	8,541,020	8,587,632	8,526,965	8,566,959

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	March 29,	March 31,
	2020	2019
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$50,000	$30,300
Trade accounts receivable	82,868,400	93,966,200
Product inventory, net	69,148,000	71,845,400
Prepaid expenses and other current assets	11,707,500	5,562,800
Total current assets	163,773,900	171,404,700

Property and equipment, net	13,433,700	15,003,500
Goodwill	-	11,677,700
Intangible assets, net	11,157,400	5,893,200
Deferred tax assets	3,032,500	55,300
Lease asset - right of use	13,949,800	-
Other long-term assets	3,361,400	2,461,400
Total assets	$208,708,700	$206,495,800

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$75,512,600	$73,059,700
Payroll, benefits and taxes	4,258,300	5,929,500
Income and sales tax liabilities	450,800	749,000
Accrued expenses and other current liabilities	4,244,400	2,652,400
Revolving line of credit	25,563,900	14,378,100
Lease liability, current	2,579,200	-
Total current liabilities	112,609,200	96,768,700

Lease liability	11,481,100	-
Long-term liabilities	915,700	939,900
Total liabilities	125,006,000	97,708,600

Shareholders’ equity:
Preferred stock	-	-
Common stock	101,400	99,800
Additional paid-in capital	65,318,500	62,666,400
Treasury stock	(58,496,200)	(57,614,100)
Retained earnings	76,779,000	103,635,100
Total shareholders’ equity	83,702,700	108,787,200
Total liabilities and shareholders’ equity	$208,708,700	$206,495,800

TESSCO Technologies Incorporated

Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Fiscal Quarters Ended			Fiscal Years Ended
	March 29, 2020	December 29, 2019	March 31, 2019	March 29, 2020	March 31, 2019

Net (loss) income as reported	$(14,076,700)	$(5,021,400)	$492,000	$(21,568,900)	$5,545,800
Add:
(Benefit) provision for income taxes	(5,564,500)	(1,320,400)	308,200	(7,704,800)	1,745,400
Interest, net	204,600	367,900	186,700	1,116,300	853,800
Depreciation and amortization	1,155,900	795,600	912,100	4,026,100	3,618,900
EBITDA	$(18,280,700)	$(5,178,300)	$1,899,000	$(24,131,300)	$11,763,900
Add:
Stock based compensation	231,200	212,700	264,600	1,174,600	1,244,000
Goodwill impairment	9,108,600	2,569,100	-	11,677,700	-
EBITDA, adjusted	$(8,940,900)	$(2,396,500)	$2,163,600	$(11,279,000)	$13,007,900

EBITDA per diluted share	$(2.14)	$(0.61)	$0.22	$(2.83)	$1.37
Adjusted EBITDA per diluted share	$(1.05)	$(0.28)	$0.25	$(1.32)	$1.52

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended March 29, 2020			Three Months Ended March 31, 2019			Growth Rates Compared to Prior Year Period

Market Revenues	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$45,948	$-	$45,948	$43,336	$-	$43,336	6.0%	-	6.0%
VAR and Integrator	59,892	-	59,892	62,492	-	62,492	(4.2%)	-	(4.2%)
Retail	-	22,340	22,340	-	39,136	39,136	-	(42.9%)	(42.9%)
Total revenues	$105,840	$22,340	$128,180	$105,828	$39,136	$144,964	0.0%	(42.9%)	(11.6%)

Market Gross Profit	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$5,078	$-	$5,078	$5,285	$-	$5,285	(3.9%)	-	(3.9%)
VAR and Integrator	14,511	-	14,511	15,288	-	15,288	(5.1%)	-	(5.1%)
Retail	-	(2,423)	(2,423)	-	7,694	7,694	-	(131.5%)	(131.5%)
Total gross profit	$19,589	$(2,423)	$17,166	$20,573	$7,694	$28,267	(4.8%)	(131.5%)	(39.3%)
% of revenues	18.5%	(10.8%)	13.4%	19.4%	19.7%	19.5%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended March 29, 2020	Three Months Ended March 31, 2019	Growth Rates Compared to Prior Year Period
Product Revenues
Base Station Infrastructure	$76,412	$74,970	1.9%
Network Systems	20,582	19,737	4.3%
Installation, Test and Maintenance	7,027	7,967	(11.8%)
Mobile Device Accessories	24,159	42,290	(42.9%)
Total revenues	$128,180	$144,964	(11.6%)

Product Gross Profit
Base Station Infrastructure	$15,139	$15,386	(1.6%)
Network Systems	3,297	2,926	12.7%
Installation, Test and Maintenance	1,369	1,534	(10.8%)
Mobile Device Accessories	(2,639)	8,421	(131.3%)
Total gross profit	$17,166	$28,267	(39.3%)
% of revenues	13.4%	19.5%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended March 29, 2020			Three Months Ended December 29, 2019			Growth Rates Compared to Prior Period
Market Revenues	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$45,948	$-	$45,948	$37,793	$-	$37,793	21.6%	-	21.6%
VAR and Integrator	59,892	-	59,892	63,051	-	63,051	(5.0%)	-	(5.0%)
Retail	-	22,340	22,340	-	38,734	38,734	-	(42.3%)	(42.3%)
Total revenues	$105,840	$22,340	$128,180	$100,844	$38,734	$139,578	5.0%	(42.3%)	(8.2%)

Market Gross Profit	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$5,078	$-	$5,078	$4,508	$-	$4,508	12.6%	-	12.6%
VAR and Integrator	14,511	-	14,511	15,139	-	15,139	(4.1%)	-	(4.1%)
Retail	-	(2,423)	(2,423)	-	3,427	3,427	-	(170.7%)	(170.7%)
Total gross profit	$19,589	$(2,423)	$17,166	$19,647	$3,427	$23,074	(0.3%)	(170.7%)	(25.6%)
% of revenues	18.5%	(10.8%)	13.4%	19.5%	8.8%	16.5%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended March 29, 2020	Three Months Ended December 29, 2019	Growth Rates Compared to Prior Period

Product Revenues
Base Station Infrastructure	$76,412	$69,688	9.6%
Network Systems	20,582	21,564	(4.6%)
Installation, Test and Maintenance	7,027	7,772	(9.6%)
Mobile Device Accessories	24,159	40,554	(40.4%)
Total revenues	$128,180	$139,578	(8.2%)

Product Gross Profit
Base Station Infrastructure	$15,139	$14,808	2.2%
Network Systems	3,297	3,055	7.9%
Installation, Test and Maintenance	1,369	1,410	(2.9%)
Mobile Device Accessories	(2,639)	3,801	(169.4%)
Total gross profit	$17,166	$23,074	(25.6%)
% of revenues	13.4%	16.5%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Year Ended March 29, 2020			Year Ended March 31, 2019			Growth Rates Compared to Prior Year Period

Market Revenues	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$156,396	$-	$156,396	$156,983	$-	$156,983	(0.4%)	-	(0.4%)
VAR and Integrator	252,619	-	252,619	262,062	-	262,062	(3.6%)	-	(3.6%)
Retail	-	131,283	131,283	-	187,769	187,769	-	(30.1%)	(30.1%)
Total revenues	$409,015	$131,283	$540,298	$419,045	$187,769	$606,814	(2.4%)	(30.1%)	(11.0%)

Market Gross Profit	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$18,699	$-	$18,699	$20,275	$-	$20,275	(7.8%)	-	(7.8%)
VAR and Integrator	60,943	-	60,943	64,130	-	64,130	(5.0%)	-	(5.0%)
Retail	-	12,181	12,181	-	36,954	36,954	-	(67.0%)	(67.0%)
Total gross profit	$79,642	$12,181	$91,823	$84,405	$36,954	$121,359	(5.6%)	(67.0%)	(24.3%)
% of revenues	19.5%	9.3%	17.0%	20.1%	19.7%	20.0%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Year Ended March 29, 2020	Year Ended March 31, 2019	Growth Rates Compared to Prior Year Period

Product Revenues
Base Station Infrastructure	$286,642	$292,787	(2.1%)
Network Systems	87,553	86,555	1.2%
Installation, Test and Maintenance	28,064	32,595	(13.9%)
Mobile Device Accessories	138,039	194,877	(29.2%)
Total revenues	$540,298	$606,814	(11.0%)

Product Gross Profit
Base Station Infrastructure	$59,033	$61,458	(3.9%)
Network Systems	13,742	13,604	1.0%
Installation, Test and Maintenance	5,092	6,433	(20.8%)
Mobile Device Accessories	13,956	39,864	(65.0%)
Total gross profit	$91,823	$121,359	(24.3%)
% of revenues	17.0%	20.0%